EXHIBIT 99.1

                                  RISK FACTORS

Before making an investment in ParkerVision, you should carefully consider the risks described below.

PARKERVISION HAS A HISTORY OF LOSSES WHICH MAY ULTIMATELY COMPROMISE OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN AND CONTINUE IN OPERATIONS.

         ParkerVision has had losses in each year since its inception in 1989, and it continues to have an accumulated deficit. To date, our D2D products have not produced revenues sufficient to cover operating, research and development and overhead costs. We also will continue to make expenditures on research and development and on pursuing patent protection for our intellectual property. We expect that our revenues will grow over time, but they will not bring the company to profitability in the near term. If we are not able to generate sufficient revenues, and we have insufficient capital resources, we will not be able to implement our business plan and investors will suffer a loss in their investment.

PARKERVISION EXPECTS TO NEED ADDITIONAL CAPITAL IN THE FUTURE WHICH IF IT CANNOT RAISE WILL RESULT IN OUR NOT BEING ABLE TO IMPLEMENT OUR BUSINESS PLAN AS CURRENTLY FORMULATED.

Because ParkerVision has had net losses and, to date, has not generated positive cash flow from operations, it has funded its operating losses from the sale of equity securities from time to time. ParkerVision anticipates that its business plan will continue to require significant expenditures for research and development, patent protection, manufacturing, marketing and general operations. ParkerVision's current capital resources are expected to sustain operations for at least the next ___ months. Thereafter, unless we increase revenues to a level that they cover operating expenses or we reduce costs, we will require additional capital to fund these expenses. Financing, if any, may be in the form of loans or additional sales of equity securities. A loan or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to ParkerVision. The sale of equity securities will result in dilution to the current stockholders' ownership.

MICROELECTRONIC HARDWARE AND SOFTWARE IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES WHICH IF WE ARE UNABLE TO MATCH OR SURPASS, WILL RESULT IN A LOSS OF COMPETITIVE ADVANTAGE AND MARKET OPPORTUNITY.

         Because of the rapid technological development that regularly occurs in the microelectronics industry, ParkerVision must continually devote substantial resources to developing and improving its technology and introducing new product offerings and creating new products. For example, in fiscal year 2003, we spent approximately $15,000,000 on research and development, and we expect to continue to spend a significant amount in this area in the future. These efforts and expenditures are necessary to establish and increase market share and, ultimately, to grow revenues. If another company offers better products or ParkerVision development lags, a competitive position or market window opportunity may be lost, and therefore the revenues or the potential of revenues of ParkerVision may be adversely affected.



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IF OUR PRODUCTS ARE NOT COMMERCIALLY ACCEPTED, OUR DEVELOPMENTAL INVESTMENT WILL
BE LOST AND OUR FUTURE BUSINESS CONTINUATION WILL BE IMPAIRED.

         There can be no assurance that ParkerVision's research and development will produce commercially viable technologies and products. If new technologies and products are not commercially accepted, the funds expended will not be recoverable, and ParkerVision's competitive and financial position will be adversely affected. In addition, perception of ParkerVision's business prospects will be impaired with an adverse impact on its ability to do business and to attract capital and employees.

FAILING TO ACHIEVE MARKET ACCEPTANCE OF OUR D2D TECHNOLOGY WILL RESULT IN AN ADVERSE IMPACT ON OUR BUSINESS PROSPECTS AND COMPROMISE THE MARKET VALUE OF THE TECHNOLOGY.

         The ParkerVision wireless technology represents what we believe to be a significant change in the circuit design of wireless radio-frequency communications. To achieve market acceptance, we will need to demonstrate the benefits of our technology over more traditional solutions through the development of marketable products and aggressive marketing. In many respects, because the D2D technology is a radically different approach in its industry, it is very difficult for ParkerVision to predict the final economic benefits to users of the technology and the financial rewards that ParkerVision might expect. If the D2D technology is not established in the market place as an improvement over current, traditional solutions in wireless communications, our business prospects and financial condition will be adversely affected.

IF OUR PATENTS AND INTELLECTUAL PROPERTY DO NOT PROVIDE US WITH THE ANTICIPATED MARKET PROTECTIONS AND COMPETITIVE POSITION, OUR BUSINESS AND PROSPECTS WILL BE IMPAIRED.

         ParkerVision relies on its intellectual property, including patents and patent applications, to provide competitive advantage and protect it from theft of its intellectual property. ParkerVision believes that many of its patents are for entirely new technologies. If the patents are not issued or issued patents are later shown not to be as broad as currently believed or otherwise challenged such that some or all of the protection is lost, ParkerVision will suffer adverse effects from the loss of competitive advantage and its ability to offer unique products and technologies. Concomitantly, there would be an adverse impact on its financial condition and business prospects.

IF WE DO NOT COMPLY WITH THE APPROVAL REQUIREMENTS OF THE FEDERAL COMMUNICATIONS COMMISSION IN RESPECT OF OUR PRODUCTS, WE WILL NOT BE ABLE TO MARKET THEM WITH A RESULTING LOSS OF BUSINESS AND PROSPECTS.

         ParkerVision must obtain approvals from the United States Federal Communications Commission for the regulatory compliance of its products in the United States. ParkerVision also may have to obtain approvals from equivalent foreign government agencies where its products are sold internationally. Currently, ParkerVision has obtained all required approvals. Generally the approval process is routine and takes from one to two months without substantial expense. In the event, however, that approval is not obtained, or there is a change in current regulation that impacts issued approvals or the approval process, there may be an impact on the ability of ParkerVision to market its products and on the business prospects of ParkerVision.


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IF  PARKERVISION  CANNOT  DEMONSTRATE  THAT ITS D2D  PRODUCTS CAN COMPETE IN THE
MARKETPLACE AND ARE BETTER THAN CURRENT ELECTRONICS SOLUTIONS, THEN WE WILL NOT BE ABLE TO GENERATE THE SALES WE NEED TO CONTINUE OUR BUSINESS AND OUR PROSPECTS WILL BE IMPAIRED.

         In respect of the current product offerings, ParkerVision now faces competition from other chip suppliers such as Philips, Texas Instruments, Analog Devices and Broadcom, and also in finished products suppliers such as Netgear, Cisco/Linksys, Proxim/Orinoco, Symbol Technologies and D-Link. In respect of future product offerings, it is likely that ParkerVision will face competition from entities such as Qualcom, Nokia, Panasonic, Sony and Samsung. The ParkerVision technology may also face competition from other emerging approaches or new technological advances which are under development and have not yet emerged.

PARKERVISION OBTAINS CRITICAL COMPONENTS FOR ITS PRODUCTS FROM VARIOUS SUPPLIERS AND LICENSORS, SOME OF WHICH ARE SINGLE SOURCES, WHICH MAY PUT PARKERVISION AT RISK IF THEY DO NOT FULFILL THE PARKERVISION REQUIREMENTS OR THEY INCREASE PRICES THAT CANNOT BE PASSED ON.

         ParkerVision obtains critical components from various suppliers and licensors, some of which are single sources. Because ParkerVision depends on outside sources for supplies and licenses of various parts of its products, ParkerVision is at risk that it may not obtain these components on a timely basis or may not obtain them at all. ParkerVision maintains inventories of many components, and to date, it has not experienced any significant problems with respect to obtaining components. In addition, ParkerVision has neither ended or had terminated any supply arrangements or license of critical components where an alternative has not been readily available. Notwithstanding its past history of supplies, maintaining inventory of some components and having licenses to produce in the event of non-supply, if ParkerVision is unable to obtain needed components, its business would be disrupted, and it would have to expend some of its resources to modify its products or find new suppliers and work with them to develop appropriate components. Although ParkerVision has been able to pass on price increases encountered to date, ParkerVision is at risk for increases in prices imposed by sources over which ParkerVision has no control. Any inability of ParkerVision to obtain components or absorb price increases may have an adverse effect on its own ability to fulfill orders and on its financial condition.

PARKERVISION BELIEVES THAT IT WILL RELY, IN LARGE PART, ON KEY BUSINESS AND SALES RELATIONSHIPS FOR THE SUCCESSFUL COMMERCIALIZATION OF ITS D2D TECHNOLOGY, WHICH IF NOT DEVELOPED OR MAINTAINED, WILL HAVE AN ADVERSE IMPACT ON ACHIEVING MARKET AWARENESS AND ACCEPTANCE AND LOSS OF BUSINESS OPPORTUNITY.

         To achieve a wide market awareness and acceptance of its D2D technology, as part of its business strategy, ParkerVision will attempt to enter into a variety of business relationships with other companies which will incorporate the D2D technology into their products and/or market products based on D2D technology through retail or direct marketing channels. These will include OEM and VAR relationships and sales through internet and storefront retailers. These commercialization avenues are in addition to the direct marketing that we are engaged in through its Direct2Data.com website. ParkerVision's successful commercialization of the D2D technology will depend in part on its ability to meet its obligations under contracts in respect of its D2D technology and related development requirements and the other parties using the D2D technology as agreed. The failure of the business relationships will limit the commercialization of the ParkerVision D2D technology which will have an adverse impact on the business development of ParkerVision and its ability to generate revenues and recover development expenses.


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AS PARKERVISION  INCREASES ITS MARKETING EFFORTS, IT WILL BECOME MORE RELIANT ON
THE SALES EFFORTS OF THIRD PARTIES THAT MAY EFFECT REVENUES.

         As ParkerVision increases its consumer product offerings, it will seek various kinds of distribution and sales methodologies which rely on third parties. These will include OEM, VAR, internet resellers and standard retail outlets. To service these sales methods, the company will have to maintain inventory and supply sufficient quantities of products to the sales outlets. Therefore, ParkerVision will have an increased exposure in its inventory quantities and investment and warranty obligations. ParkerVision also will have to oversee the sales efforts of these outlets to maintain pricing structures, advertising and sales quality and servicing and warranty claims. If the company is unable to supply its sales channels or the third parties sell or act in ways that harm our image, market acceptance of our products may be adversely affected with a resulting loss in sales and revenues.

MARKETING OF THE PARKERVISION PRODUCTS WILL REQUIRE EXPANSION OF ITS MARKETING STAFF AND ESTABLISHING MARKETING PROGRAMS, WHICH IF NOT EFFECTIVE, MAY RESULT IN LIMITED SALES.

         ParkerVision has initiated consumer sales of various products. To do this effectively and reach the mass market for electronic products, it will need to expand its sales staff and marketing programs. If the company is unable to find effective sales personnel or establish effective sales programs, it will not be able to fully realize on its product offerings or grow sales. A slower growth of sales or the harmful effects of poor marketing could increase expenses and may adversely affect sales and revenues.

PARKERVISION HAS LIMITED EXPERIENCE IN THE COMMERCIAL DESIGN AND LARGE SCALE MANUFACTURING OF CONSUMER PRODUCTS THAT MAY RESULT IN PRODUCTION INADEQUACIES, DELAYS AND REJECTION.

         ParkerVision has limited experience in the commercial design and large scale manufacturing of consumer electronic products. From time to time it has experienced delays in starting production and maintaining production amounts at the quality levels necessary for its products. ParkerVision outsources the manufacture of certain components and will outsource some of its future consumer products. If there are design flaws or manufacturing errors resulting from our inexperience or by the third party manufacturers, there may be resulting delays while they are corrected. In addition, using others to manufacture on our behalf exposes ParkerVision to timing, quality and delivery risks. The failure to produce adequate numbers of products, at the quality levels expected by our customers, may result in the loss of acceptance of our consumer products, or result in excessive returns and warranty claims. These may result in loss of commercialization opportunities as well as adversely affect revenues and cause additional, unanticipated expenses.

PARKERVISION IS HIGHLY DEPENDENT ON MR. JEFFERY PARKER AS ITS CHIEF EXECUTIVE OFFICER WHOSE SERVICES, IF LOST, WOULD HAVE AN ADVERSE IMPACT ON THE LEADERSHIP OF PARKERVISION AND INDUSTRY AND INVESTOR PERCEPTION ABOUT PARKERVISION'S FUTURE.

         Because of Mr. Parker's position in the company and the respect he has garnered in the industries in which ParkerVision operates and from the investment community, the loss of the services of Mr. Parker might be seen as an impediment to the execution of the ParkerVision business plan. If Mr. Parker were no longer available to the company, investors may experience an adverse impact on their investment. Mr. Parker has an employment contract that expires in September 2005. ParkerVision maintains key-employee life insurance for its benefit on Mr. Parker.


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IF PARKERVISION  IS UNABLE TO ATTRACT THE HIGHLY SKILLED  EMPLOYEES IT NEEDS FOR
RESEARCH AND DEVELOPMENT AND SALES AND SERVICING, IT WILL NOT BE ABLE TO EXECUTE ITS RESEARCH AND DEVELOPMENT PLANS OR PROVIDE THE HIGHLY TECHNICAL SERVICES THAT ITS PRODUCTS REQUIRE.

         The business of ParkerVision is very specialized, and therefore it is dependent on having skilled and specialized employees to conduct its research and development activities, manufacturing, marketing and support. The inability to obtain these kinds of persons will have an adverse impact on its business development because persons will not obtain the information or services expected in the markets and may prevent ParkerVision successfully implementing its current business plans.

THE OUTSTANDING OPTIONS AND WARRANTS MAY AFFECT THE MARKET PRICE AND LIQUIDITY OF THE COMMON STOCK.

         At September 30, 2004, ParkerVision had 18,006,324 shares of common stock outstanding and had issued options and warrants to purchase shares of common stock. There are 5,737,918 options and warrants currently exercisable, and on each of December 31, 2004 and 2005, there will be 5,928,528 and 6,589,110, respectively, of the currently outstanding options and warrants exercisable. All of the underlying common stock of these securities is or will be registered for sale by ParkerVision to the holder or for public resale by the holder. The amount of common stock available for the sales may have an adverse impact on ParkerVision's ability to raise capital and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on the current stockholders' ownership of ParkerVision.

PROVISIONS IN THE CERTIFICATE OF THE INCORPORATION AND BY-LAWS COULD HAVE EFFECTS THAT CONFLICT WITH THE INTEREST OF STOCKHOLDERS.

         Some provisions in the certificate of incorporation and by-laws of ParkerVision could make it more difficult for a third party to acquire control. For example, the board of directors has the ability to issue preferred stock without stockholder approval, and there are pre-notification provisions for director nominations and submissions of proposals from stockholders to a vote by all the stockholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.